EXHIBIT 99.02

                            PRESS RELEASE

      ADELPHIA COMMUNICATIONS REANNOUNCES PROPOSED TRANSACTIONS

Coudersport, Pa., March 29, 1996 -- Adelphia Communications Corporation (NASDAQ-NNM:ADLAC) ("Adelphia"), the family of John J. Rigas, Chairman of Adelphia, and FPL Group, Inc. ("FPL Group"), the parent of Florida Power & Light Company announced yesterday several proposed transactions they intend to complete during 1996. It is expected that Olympus Communications, L.P., a joint venture between Adelphia and FPL Group, will be making a $60 million partner distribution, $40 million of which would be distributed to Adelphia and $20 million of which would be distributed to FPL Group. FPL Group plans to use its $20 million distribution to purchase convertible preferred stock of Adelphia and the Rigas family plans to exchange with Adelphia its privately held interests in the Syracuse Hilton Head Holdings cable systems serving approximately 250,000 cable subscribers for shares of the same issue of Adelphia convertible preferred stock. In addition, Adelphia intends to issue shares of the convertible preferred stock to the public for cash which, together with the issuances to FPL Group and the Rigas family, would be expected to raise estimated gross proceeds of at least $200 million. Finally, Adelphia would sell to Olympus cable television systems serving approximately 54,000 subscribers in southern Florida for an estimated $110 million in cash. Adelphia and FPL Group have reached agreement regarding the financing of such acquisition by Olympus.

The consummation of these transactions will be subject to various conditions including the negotiation and execution of definitive agreements and documentation, the receipt of any necessary board, shareholder and third-party consents or approvals, the receipt of applicable appraisals or fairness opinions, and other customary conditions. Any public offerings of securities by Adelphia will be made only by means of a prospectus. Adelphia owns or manages cable television systems that serve approximately 1.8 million subscribers in 15 states.

Contact:  Timothy J. Rigas, Executive Vice President of Adelphia,
814-274-9830.